Exhibit 12(d)

                              SETTLEMENT AGREEMENT


     THIS SETTLEMENT AGREEMENT (the "Agreement") is entered into this 14th day of April, 2000, between Great Wall Food and Beverage Corporation, a Florida corporation ("Great Wall") and Equipment Specialists, Inc., a Florida corporation ("Equipment").

     1. Recitals. This Agreement is made with reference to the following matters:

         (a) Certain allegations (the "Allegations") have been advanced by Great Wall against Equipment in connection with the entitlement of Equipment to have made use of funds in the amount of One Hundred Thousand and No/100 Dollars (the "Funds") provided by Great Wall to Equipment in escrow.

         (b) Great Wall and Equipment have agreed to resolve the Allegations and avoid the institution of litigation by executing this Agreement and performing the terms and conditions hereof in the manner set forth herein.

         (c) Upon repayment of the Funds by Equipment to Great Wall, and subject thereto, Great Wall shall have released Equipment from any and all liability in connection with the Allegations and the Funds.

     2. Repayment of the Funds. Equipment hereby agrees to and shall repay the Funds to Great Wall in the following manner:

         (a) On May 1, 2000, Equipment shall pay a portion of the Funds (the "Initial Payment") in the amount of Twenty Thousand and No/100 Dollars ($20,000.00) to Great Wall in the manner provided hereafter in paragraph 3.(a);

         (b) On June 1,  2000,  Equipment  shall pay a portion of the Funds (the
"Second   Payment")  in  the  amount  of  Twenty  Thousand  and  No/100  Dollars
($20,000.00) to Great Wall in the manner provided in paragraph 3.(a);

         (c) On July 1,  2000,  Equipment  shall pay a portion of the Funds (the
"Third   Payment")  in  the  amount  of  Twenty   Thousand  and  No/100  Dollars
($20,000.00) to Great Wall in the manner provided hereafter in paragraph 3.(a);

         (d) On August 1, 2000,  Equipment shall pay a portion of the Funds (the
"Fourth   Payment")  in  the  amount  of  Twenty  Thousand  and  No/100  Dollars
($20,000.00) to Great Wall in the manner provided hereafter in paragraph 3.(a);

         (e) On September 1, 2000, Equipment shall pay a portion of the Funds (the "Final Payment") in the amount of Twenty Thousand and No/100 Dollars ($20,000.00) to Great Wall in the manner provided hereafter in paragraph 3.(a).



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     3. Payment of the Funds and Default.

         (a) Payment of Funds.Equipment shall timely pay the Initial Payment, the Second Payment, the Third Payment, the Fourth Payment and the Final Payment (collectively the "Payments") by wire transfer of readily available U.S. funds as follows:

                     Edward H. Gilbert, P.A., Trust Account
                          Account Number 2152588409942
                            First Union National Bank
                              Jacksonville, Florida
                         ABA Routing Number 063 000 021

         (b) Default. In the event that Equipment fails or refuses to timely make any Payment as required hereby, Equipment shall be in default (a "Default") hereunder. Upon the occurrence of a Default, any and all unpaid Payments shall immediately become due and payable, and until full payment thereof, such unpaid Payments shall accrue interest at the rate of ten percent (10%) per annum. Furthermore, in the event of a Default, Equipment shall be entitled to employ counsel to collect such unpaid Payments, and Equipment shall be obligated to pay all costs of collection incurred by Great Wall, including but not limited to reasonable attorneys' fees for services of counsel whether or not suit be brought.

     4. Release Provisions.

         (a) In consideration of the re-payment of the Funds by Equipment to Great Wall and for other good and valuable consideration, the sufficiency of which is hereby acknowledged by the parties hereto, Great Wall hereby:

               (1) releases, remises and forever discharges Equipment and its predecessors, successors in interest, officers, directors, stockholders, partners, employees, heirs, administrators, assigns, affiliates, subsidiaries, parent companies, affiliated companies, representatives, servants, agents and attorneys, individually and collectively, (hereinafter collectively referred to as the "Released Parties") from any and all claims, demands and causes of actions, known and unknown, heretofore and hereafter arising out of, connected with, incidental to or otherwise in any way associated with any and all dealings between Great Wall and Equipment prior to the date of this Agreement, including but not limited to any matters arising as a result of the use of the Funds by Equipment (collectively, the "Released Matters").

               (2) Specifically understands and agrees that the Released Matters extends to claims which are not known to or suspected by the Great Wall at the time of executing this Agreement (collectively, the "Unknown Claims"), and that if Great Wall where aware of such Unknown Claims, such knowledge may have materially affected the terms and conditions of this Agreement.

               (3) Agrees that, unless the provisions of this paragraph 4.(a) are deemed null, void and of no force or effect pursuant to the provisions of paragraph 4.(b), Great Wall will not make, assert or maintain against the Released Parties any claim, demand, action, suit or proceeding arising out of or in connection with the Released Matters.


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



               (4) Agrees that, unless the provisions of this paragraph 4.(a) are deemed null, void and of no force or effect pursuant to the provisions of paragraph 4.(b), this Agreement may be plead as a full and complete defense to any action brought or taken by Equipment against any of the Released Entities.

         (b)  It  is  specifically   understood  and  agreed  that  the  release
provisions provided by the Great Wall in favor of Equipment pursuant to paragraph 4.(a) hereof are specifically conditioned upon the full, complete and timely performance by Equipment of the provisions of paragraph 2 in the manner required by paragraph 3.(a), and in the event of the occurrence of a Default, such release provisions shall be deemed null, void and of no force or effect.

     5. Limited Admission of Liability.

         (a) This Agreement affects the settlement of claims that are contested, and nothing contained herein shall be construed as an admission by Equipment of any liability except that Equipment acknowledges that it is liable for repayment of the Funds to Great Wall.

         (b) Great Wall agrees that it will keep the terms of this Agreement confidential, and Great Wall will not hereafter disclose any of the terms of this Agreement to anyone, provided that Great Wall may make such disclosure:

               (1) As are necessary to the attorneys and tax professionals of the Great Wall; or

               (2) as may be otherwise required by law.

     6. Representations and Warranties of Great Wall. Great Wall represents and warrants to and agrees with Equipment as follows:

         (a) Great Wall has received independent legal advise from its attorneys with respect to the availability of executing this Agreement.

         (b) Great Wall (or any officer, agent, partner, employees, representative or attorney of or for Great Wall) has not made any statement or representations to Equipment regarding any fact relied upon in entering into this Agreement, and Great Wall is not relying upon any statement, representation or promise of Equipment (or of any officer, agent, partner, employee, representative or attorney of Equipment) in executing this Agreement, except as expressly stated in this Agreement.

         (c) Great Wall had made such investigation of the facts and other matters which gave rise to this Agreement as Great Wall deems necessary.

         (d) Great Wall and each officer responsible for execution hereof has read this Agreement and understands the contents hereof. The officer executing this Agreement of beheld of Great Wall is empowered to do so by Great Wall and upon such execution this Agreement shall be legally binding upon Great Wall.

         (e) Great Wall will execute all such further and additional documents as shall be reasonable, convenient, necessary or desirable to carry out the provisions of this Agreement.


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


     7. Representations and Warranties of Equipment. Equipment represents and warrants to and agrees with Great Wall as follows:

         (a)  Equipment  has  received   independent  legal  advice  from  their
attorneys with respect to the advisability of executing this Agreement.

         (b) Equipment (or any officer, agent, partner, employees, representative or attorney of or for Great Wall) has not made any statement or representations to Great Wall regarding any fact relied upon in entering into this Agreement, and Great Wall is not relying upon any statement, representation or promise of Great Wall (or of any officer, agent, partner, employee, representative or attorney of Equipment) in executing this Agreement, except as expressly stated in this Agreement.

         (c) Equipment had made such investigation of the facts and other matters which gave rise to this Agreement as Equipment deems necessary.

         (d) Equipment and each officer responsible for execution hereof has read this Agreement and understands the contents hereof. The officer executing this Agreement of beheld of Equipment is empowered to do so by Equipment and upon such execution this Agreement shall be legally binding upon Equipment.

         (e) Equipment will execute all such further and additional documents as shall be reasonable, convenient, necessary or desirable to carry out the provisions of this Agreement.

     8. Miscellaneous.

         (a) Amendment. This Agreement may be amended only by an agreement in writing signed by the parties hereto.

         (b) Binding Agreement. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective agents, employees, representatives, partners, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs and successors in interest.

         (c) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart will for all purposes be deemed an original instrument, but all such counterparts together will constitute but one and the same agreement.

         (d) Entire Agreement.This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.

         (e) Facsimile Execution. Facsimile signatures on counterparts of this Agreement are hereby authorized and shall be acknowledged as if such facsimile signatures were an original execution, and this agreement shall be deemed as executed when an executed facsimile hereof is transmitted.

         (f) Governing Law. The Agreement shall be deemed to have been executed and delivered within the State of Florida, and the rights and obligations of the parties hereto shall be construed and enforced in accordance with and governed by the laws of the State of Florida.


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


         (g) Jurisdiction and Venue. Great Wall and Equipment consent to the jurisdiction of any state or federal court located in the State of Florida in any civil action between Great Wall and Equipment arising out of or relating to this Agreement. Any civil action or other legal proceeding between Great Wall and Equipment arising out of or relating to this Agreement shall be brought and heard only in a state in federal court located in Palm Beach County, Florida, and with respect to such actions or proceedings, each party hereto expressly waives any rights under any law or rule to cause such proceeding to be brought or heard in or transferred to any other court.

         (h) Litigation. In the event of any litigation or other legal proceedings arising as a result of any action brought to compel a party to perform under this Agreement or to enforce the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

         (i) Notice. Any notice permitted or required under this Agreement shall be deemed properly served when personally delivered to the party or person to whom it is directed or when deposited in the United States mail, certified mail with proper postage prepaid, and addressed to the party at the following addresses:

         If to Great Wall:               c/o Edward H. Gilbert, P.A.
                                         5100 Town Center Circle, Suite 330
                                         Boca Raton, Florida  33486
                                         Attention:  Edward H. Gilbert, Esq.
                                         Facsimile:  (561) 351-9369

         If to Equipment:                c/o Fassett, Anthony & Taylor, P.A.
                                         14 East Washington Street, Suite 500
                                         Orlando, Florida  32801
                                         Attention:  Robert E. Anthony, Esq.
                                         Facsimile:  (407) 422-8170


         (j) Preparation of Agreement. Notwithstanding the fact the this Agreement may have been drafted by counsel to one party, each of the parties hereto acknowledges and agrees that such party had sufficient input in its drafting so that this Agreement represents the fully negotiated and fair agreement of the parties. Accordingly, any subsequent interpretation of this Agreement shall not be read to favor one party or the other solely because the Agreement was drafted by counsel for one of the parties.












                          (Signatures appear next page)


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     IN WITNESS  WHEREOF,  Great Wall and Equipment have executed this Agreement as of the date set forth hereinabove.

                                    Great Wall Food and Beverage Corporation


                                    By:      /s/ Patti Cooke
                                       -----------------------------------------
                                             Patti Cooke, President



                                    Equipment Specialists, Inc.


                                    By:      /s/ Jeremy Gordon
                                       -----------------------------------------
                                             Jeremy Gordon, Vice President




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